Exhibit 99.7

CONSENT OF PROSPECTIVE TRUSTEE

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4 of Northeast Utilities (the “Company”), and all amendments thereto (the “Registration Statement”), as a person who is to become a trustee of the Company upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of October, 16, 2010, as amended on November 1, 2010 and December 16, 2010, by and among the Company, NU Holding Energy 1 LLC, NU Holding Energy 2 LLC and NSTAR) and to the filing of this consent as an exhibit to this Registration Statement.

Date: December 16, 2010,

By:	/s/ Thomas J. May
Thomas J. May